Exhibit 99.1

Contact:     Thomas S. Elley

 205-582-1200

FIRST US BANCSHARES, INC.

REPORTS SECOND QUARTER RESULTS

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Reports Loan Growth and Continued Improvement in Net Interest Income

BIRMINGHAM, AL (July 30, 2018) – First US Bancshares, Inc. (Nasdaq: FUSB) (the “Company”) today reported net income of $359,000, or $0.06 per diluted share, for the quarter ended June 30, 2018 and $773,000, or $0.12 per diluted share, for the six months ended June 30, 2018.

Highlights

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Loan Growth – Net loans increased $1.7 million during the second quarter of 2018, or 2.0% on an annualized basis, and $9.4 million during the six months ended June 30, 2018, or 5.5% on an annualized basis. Loan growth in the Company’s banking subsidiary, First US Bank (the “Bank”), was relatively flat during the six months ended June 30, 2018, while the Company’s finance company subsidiary, Acceptance Loan Company, Inc. (“ALC”), grew its loan portfolio by $9.3 million during the same period.

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Growth in Net Interest Income – Pre-provision net interest income increased by $188,000 in the second quarter of 2018 compared to the first quarter of 2018, and by $445,000 compared to the second quarter of 2017. For the six months ended June 30, 2018, pre-provision net interest income exceeded the corresponding period of 2017 by $840,000.

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Asset Quality Improvement – Non-performing assets, including loans in non-accrual status and other real estate owned (OREO), decreased to 0.61% of total assets as of June 30, 2018, compared to 0.86% as of March 31, 2018 and 0.96% as of December 31, 2017.

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Pending Acquisition – On April 16, 2018, the Company signed a definitive agreement to acquire The Peoples Bank (“TPB”), headquartered in Rose Hill, Virginia. TPB serves communities in the Knoxville, Tennessee and southwest Virginia areas. Under the terms of the agreement, the Company will acquire all of the outstanding capital stock of TPB and then merge TPB with and into the Bank. The transaction, which is expected to result in a combined institution approaching $800 million in assets, remains subject to the satisfaction of customary closing conditions, including receipt of certain regulatory approvals.

“We are gratified with the progress that we have made in advancing toward our pending acquisition of TPB,” said James F. House, President and Chief Executive Officer of the Company. “As the second quarter progressed, we continued to strengthen our relationships with the management and employees of TPB, and we have begun significant planning efforts in preparation for the consummation of the transaction. While engaged in these planning efforts, we have been able to maintain solid financial footing at the Company with another quarter of loan growth and asset quality improvement. We remain optimistic that we will be able to complete the acquisition of TPB before the end of 2018,” continued Mr. House.

Results of Operations

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Pre-provision net interest income totaled $7.5 million for the second quarter of 2018, compared to $7.1 million for the second quarter of 2017. The increase in net interest income resulted from both loan growth and improvement in yield. Average loans totaled $358.0 million for the second quarter of 2018, compared to $325.7 million for the second quarter of 2017. Net yield on interest-earning assets was 5.31% for the second quarter of 2018, compared to 5.09% for the second quarter of the previous year. For the six months ended June 30, 2018, pre-provision net interest income totaled $14.8 million, compared to $14.0 million for the same period of the previous year. Average loans totaled $355.7 million and $325.4 million for the six months ended June 30, 2018 and 2017, respectively. Net yield on interest earning assets was 5.28% for the first six months of 2018, compared to 5.07% for the first six months of 2017.

First US Bancshares, Inc. Reports Second Quarter Results

July 30, 2018

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The provision for loan losses was $702,000 for the second quarter of 2018, compared to $576,000 for the second quarter of 2017. For the six months ended June 30, 2018, the provision for loan losses totaled $1.4 million, compared to $1.1 million for the six months ended June 30, 2017. The increase in provision expense in 2018 compared to 2017 was due to more substantial loan growth in ALC’s retail consumer lending portfolio during the first half of 2018 compared to the first half of 2017. In general, ALC’s consumer loans require a higher level of loss provisioning than commercial lending at the Bank. Growth in net loans totaled $9.4 million during the first half of 2018, compared to $7.8 million during the first half of 2017. Loan growth at the Bank continues to be focused in the Bank’s larger metropolitan markets of Birmingham and Tuscaloosa, Alabama, while loan growth at ALC continues to be focused in ALC’s indirect retail lending efforts. The Company’s allowance for loan losses as a percentage of loans was 1.37% as of June 30, 2018, compared to 1.36% as of December 31, 2017 and 1.46% as of June 30, 2017.

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Non-interest income totaled $1.1 million for the second quarter of 2018, compared to $930,000 for the second quarter of 2017. For the six months ended June 30, 2018, non-interest income totaled $2.3 million, compared to $2.1 million for the first six months of the previous year. The increase in non-interest income for both the three- and six-month periods of 2018 resulted primarily from fees earned from secondary market mortgage closings at the Bank. The Bank’s mortgage division became operational during the second quarter of 2017. Fees generated from secondary market closings totaled $144,000 and $261,000 for the three- and six-month periods ended June 30, 2018, compared to $58,000 for both corresponding periods of 2017. In addition, during the second quarter of 2018, the Bank generated $102,000 in gains on sale of investment securities that were not generated during the second quarter of 2017.

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Non-interest expense totaled $7.5 million for the second quarter of 2018, compared to $6.9 million for the second quarter of 2017. For the six months ended June 30, 2018 and 2017, non-interest expense totaled $14.8 million and $13.9 million, respectively. The increase in non-interest expense for the three and six months ended June 30, 2018 compared to the same periods in 2017 resulted primarily from increased expenses associated with the Bank’s office complex (known as Pump House Plaza) in Birmingham, Alabama, which became operational during the third quarter of 2017. Salaries and benefits expense increased due to the addition of retail and commercial lending staff at the new location. In addition, occupancy and equipment expense increased as a result of depreciation and operating expenses associated with the location, which now serves as the headquarters of both the Bank and the Company. Subsequent to June 30, 2018, the Bank entered into an agreement to lease all unused remaining leasable space in Pump House Plaza. The lease, which is scheduled to commence during the fourth quarter of 2018, is expected to generate in excess of $750,000 of lease revenue annually and is expected to offset a significant portion of the expense associated with the location.

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The Company’s effective tax rate was 17.3% for the first half of 2018, compared to 24.2% for the first half of 2017. The reduced effective tax rate resulted from the reduction in the Company’s statutory federal tax rate under the Tax Cuts and Jobs Act of 2017.

Balance Sheet Management

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Net loans totaled $355.5 million as of June 30, 2018, compared to $346.1 million as of December 31, 2017. The increase in net loans resulted primarily from growth in ALC’s indirect retail lending portfolio and was funded primarily through cash flows generated from deposit growth.

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Investment securities totaled $165.7 million as of June 30, 2018, compared to $180.2 million as of December 31, 2017. Investment securities serve to both enhance interest income and provide an additional source of liquidity available to fund loan growth and capital expenditures. Management has structured the investment portfolio to provide cash flows through interest earned and the maturity or payoff of securities in the portfolio on a monthly basis. During the second quarter of 2018, management retained cash flows generated from the investment portfolio primarily to prepare for the Company’s pending acquisition of TPB. Accordingly, the Company’s cash balances increased to $41.8 million as of June 30, 2018, compared to $27.1 million as of December 31, 2017. The cash required in the pending acquisition transaction is expected to be approximately $23 million. In the current environment, the Company expects cash flows from the investment portfolio to continue to serve as a significant source of liquidity available to fund future loan growth, as well as the Company’s future acquisition activities.

First US Bancshares, Inc. Reports Second Quarter Results

July 30, 2018

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Liabilities increased to $558.4 million as of June 30, 2018, compared to $549.4 million as of December 31, 2017. The increase resulted from an increase in deposits of $14.3 million that was partially offset by a decrease in short-term borrowings of $5.2 million. Deposits generated through the Bank’s branch system are considered the Company’s primary funding source to meet short- and long-term liquidity needs. Deposit levels fluctuate throughout the year based on seasonality, as well as specific circumstances impacting deposit customers. In addition to deposits, significant external sources of liquidity are available to the Bank, including access to funding through federal funds lines, Federal Home Loan Bank advances and brokered deposits.

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Shareholders’ equity was $75.6 million, or $12.41 per outstanding common share, as of June 30, 2018, compared to $76.2 million, or $12.53 per outstanding common share, as of December 31, 2017. The decrease in shareholders’ equity resulted from an increase in accumulated other comprehensive loss associated with unrealized losses in the fair value of available-for-sale securities of $1.3 million during the first half of 2018, partially offset by growth in retained earnings of $0.5 million. The unrealized losses in the fair value of available-for-sale securities were considered by management to be the direct result of the effect that the prevailing interest rate environment had on the value of debt securities and were not related to the creditworthiness of the issuers.

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The Company declared a cash dividend of $0.02 per share on its common stock in the second quarter of 2018. This amount is consistent with the Company’s quarterly dividend declarations for the first quarter of 2018 and each quarter of 2017.

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During the second quarter, the Bank continued to maintain capital ratios at higher levels than the ratios required to be considered a “well-capitalized” institution under applicable banking regulations. As of June 30, 2018, the Bank’s common equity Tier 1 capital and Tier 1 risk-based capital ratios were each 18.48%. Its total capital ratio was 19.70%, and its Tier 1 leverage ratio was 11.97%.

About First US Bancshares, Inc.

First US Bancshares, Inc. is a bank holding company that operates banking offices in Alabama through First US Bank. In addition, the Company’s operations include Acceptance Loan Company, Inc., a consumer loan company, and FUSB Reinsurance, Inc., an underwriter of credit life and credit accident and health insurance policies sold to the Bank’s and ALC’s consumer loan customers. The Company’s stock is traded on the Nasdaq Capital Market under the symbol “FUSB.”

Forward-Looking Statements

This press release contains forward-looking statements, as defined by federal securities laws. Statements contained in this press release that are not historical facts are forward-looking statements. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. The Company undertakes no obligation to update these statements following the date of this press release, except as required by law. In addition, the Company, through its senior management, may make from time to time forward-looking public statements concerning the matters described herein. Such forward-looking statements are necessarily estimates reflecting the best judgment of the Company’s senior management based upon current information and involve a number of risks and uncertainties. Certain factors that could affect the accuracy of such forward-looking statements are identified in the public filings made by the Company with the Securities and Exchange Commission, and forward-looking statements contained in this press release or in other public statements of the Company or its senior management should be considered in light of those factors. Specifically, with respect to statements relating to loan demand, cash flows, growth and earnings potential and expansion, these factors include, but are not limited to, the rate of growth (or lack thereof) in the economy generally and in the Bank’s and ALC’s service areas, market conditions and investment returns, the availability of quality loans in the Bank’s and ALC’s service areas, the relative strength and weakness in the consumer and commercial credit sectors and in the real estate markets and collateral values. With respect to statements relating to the proposed acquisition of The Peoples Bank, these factors include, but are not limited to, the possibility that regulatory and other approvals and conditions to the proposed transaction are not received or satisfied on a timely basis or at all, or contain unanticipated terms and conditions; the possibility that modifications to the terms of the transaction may be required in order to obtain or satisfy such approvals or conditions; delays in closing the transaction; difficulties, delays and unanticipated costs in integrating the organizations’ businesses or realized expected cost savings and other benefits; business disruptions as a result of the integration of the organizations, including possible loss of customers; diversion of management time to address transaction-related issues; and changes in asset quality and credit risk as a result of the transaction. With respect to statements related to the lease of the unused remaining leasable space in Pump House Plaza, these factors include, but are not limited to, the adherence of the leasing counterparty to the terms and conditions of the lease agreement and commercial real estate conditions in the Birmingham, Alabama market in general. There can be no assurance that such factors or other factors will not affect the accuracy of such forward-looking statements.

First US Bancshares, Inc. Reports Second Quarter Results

July 30, 2018

FIRST US BANCSHARES, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA – LINKED QUARTERS

(Dollars in Thousands, Except Per Share Data)

	Quarter Ended (Unaudited)
	2018		2017
	June 30,	March 31,	December 31,	September 30,	June 30,

Results of Operations:
Interest income	$8,390	$8,119	$8,087	$7,820	$7,683
Interest expense	888	805	804	685	626
Net interest income	7,502	7,314	7,283	7,135	7,057
Provision for loan losses	702	658	523	373	576
Net interest income after provision for loan losses	6,800	6,656	6,760	6,762	6,481
Non-interest income	1,132	1,140	1,333	1,236	930
Non-interest expense	7,492	7,301	7,359	7,190	6,863
Income (loss) before income taxes	440	495	734	808	548
Provision for (benefit from) income taxes	81	81	2,600	173	132
Net income (loss)	$359	$414	$(1,866)	$635	$416
Per Share Data:
Basic net income (loss) per share	$0.06	$0.07	$(0.30)	$0.10	$0.07
Diluted net income (loss) per share	$0.06	$0.06	$(0.29)	$0.10	$0.06
Dividends declared	$0.02	$0.02	$0.02	$0.02	$0.02

Period-End Balance Sheet:
Total assets	$634,036	$627,319	$625,581	$614,599	$616,218
Loans, net of allowance for loan losses	355,529	353,805	346,121	338,026	330,526
Allowance for loan losses	4,952	4,829	4,774	4,808	4,905
Investment securities, net	165,740	181,942	180,150	185,802	200,831
Total deposits	531,428	525,273	517,079	508,385	509,245
Short-term borrowings	10,366	10,298	15,594	10,635	10,692
Long-term debt	10,000	10,000	10,000	10,000	10,000
Total shareholders’ equity	75,634	75,525	76,208	78,854	78,373

Key Ratios:
Return on average assets (annualized)	0.23%	0.27%	(1.18%)	0.41%	0.27%
Return on average equity (annualized)	1.91%	2.21%	(9.38%)	3.21%	2.14%
Loans to deposits	66.9%	67.4%	66.9%	66.5%	64.9%
Allowance for loan losses as % of loans	1.37%	1.35%	1.36%	1.40%	1.46%
Nonperforming assets as % of total assets	0.61%	0.86%	0.96%	0.94%	1.01%

First US Bancshares, Inc. Reports Second Quarter Results

July 30, 2018

FIRST US BANCSHARES, INC. AND SUBSIDIARIES

INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands, Except Per Share Data)

	June 30,	December 31,
	2018	2017
	(Unaudited)
ASSETS
Cash and due from banks	$8,536	$7,577
Interest-bearing deposits in banks	33,262	19,547
Total cash and cash equivalents	41,798	27,124
Federal funds sold	15,000	15,000
Investment securities available-for-sale, at fair value	141,421	153,871
Investment securities held-to-maturity, at amortized cost	24,319	26,279
Federal Home Loan Bank stock, at cost	1,413	1,609
Loans, net of allowance for loan losses of $4,952 and $4,774, respectively	355,529	346,121
Premises and equipment, net	26,336	26,433
Cash surrender value of bank-owned life insurance	15,079	14,923
Accrued interest receivable	1,959	2,057
Other real estate owned	2,181	3,792
Other assets	9,001	8,372
Total assets	$634,036	$625,581

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$531,428	$517,079
Accrued interest expense	444	381
Other liabilities	6,164	6,319
Short-term borrowings	10,366	15,594
Long-term debt	10,000	10,000
Total liabilities	558,402	549,373

Shareholders’ equity:
Common stock, par value $0.01 per share, 10,000,000 shares authorized; 7,356,466 and 7,345,946 shares issued, respectively; 6,092,264 and 6,081,744 shares outstanding, respectively	73	73
Surplus	10,970	10,755
Accumulated other comprehensive income (loss), net of tax	(2,187)	(868)
Retained earnings	87,203	86,673
Less treasury stock: 1,264,202 shares at cost	(20,414)	(20,414)
Noncontrolling interest	(11)	(11)
Total shareholders’ equity	75,634	76,208

Total liabilities and shareholders’ equity	$634,036	$625,581

First US Bancshares, Inc. Reports Second Quarter Results

July 30, 2018

FIRST US BANCSHARES, INC. AND SUBSIDIARIES

INTERIM CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Thousands, Except Per Share Data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
	(Unaudited)
Interest income:
Interest and fees on loans	$7,331	$6,630	$14,420	$13,126
Interest on investment securities	1,059	1,053	2,089	2,067
Total interest income	8,390	7,683	16,509	15,193

Interest expense:
Interest on deposits	798	568	1,499	1,096
Interest on borrowings	90	58	194	121
Total interest expense	888	626	1,693	1,217

Net interest income	7,502	7,057	14,816	13,976

Provision for loan losses	702	576	1,360	1,091

Net interest income after provision for loan losses	6,800	6,481	13,456	12,885

Non-interest income:
Service and other charges on deposit accounts	444	461	911	925
Credit insurance income	100	43	318	299
Net gain on sales and prepayments of investment securities	102	1	105	50
Mortgage fees from secondary market	144	58	261	58
Other income, net	342	367	677	765
Total non-interest income	1,132	930	2,272	2,097

Non-interest expense:
Salaries and employee benefits	4,533	4,280	9,100	8,678
Net occupancy and equipment	873	693	1,762	1,470
Computer services	317	312	609	699
Fees for professional services	266	230	539	463
Other expense	1,503	1,348	2,783	2,590
Total non-interest expense	7,492	6,863	14,793	13,900

Income before income taxes	440	548	935	1,082
Provision for income taxes	81	132	162	262
Net income	$359	$416	$773	$820
Basic net income per share	$0.06	$0.07	$0.13	$0.13
Diluted net income per share	$0.06	$0.06	$0.12	$0.13
Dividends per share	$0.02	$0.02	$0.04	$0.04

Key Ratios:
Return on average assets (annualized)	0.23%	0.27%	0.25%	0.27%
Return on average equity (annualized)	1.91%	2.14%	2.06%	2.13%